SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Filed by a Party other than the Registrant	[ ]

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[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant to §240.14a-12

DIAMOND HILL FUNDS

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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Subject: Diamond Hill – Upcoming Fund Shareholder Proxy Solicitation

Hello,

As previously communicated, Diamond Hill has entered into an agreement to join First Eagle Investments. While our investment strategies, fees, and portfolio management team will remain unchanged, this transaction requires Diamond Hill Funds shareholders to vote on a new investment management agreement and the election of nine trustees to the Fund Board. The Diamond Hill Fund Board unanimously recommends shareholders vote “For” both proposals.

To support this process, we have engaged Sodali & Co. as our proxy solicitor. They will be reaching out to shareholders who have not yet voted via telephone, email, and mailed materials. We want to be transparent and proactive in sharing that you may hear from clients who have concerns about receiving calls or multiple mailings. Sodali can be reached at 1-888-315-7114.

The most effective way to minimize these communications is for shareholders to submit their vote. Once a vote is cast, all outreach will stop within 24 hours. Voting is quick and can be completed online, by phone, or by mail.

For more information about the transaction and the shareholder vote, please refer to the Funds’ Proxy Statement available here.

We appreciate your patience and partnership as we complete this required process. Please don’t hesitate to reach out if you or your clients have any questions.

Best,

The Diamond Hill Team